Exhibit 1A-2D

NV REIT LLC

FIRST AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT

This First Amendment of Limited Liability Company Agreement (this “Amendment”) is entered into by Neighborhood Ventures, Inc., a Delaware corporation (“Neighborhood Ventures”) effective on July 8, 2024.

Background

I. Neighborhood Ventures is the “manager” of NV REIT LLC, a Delaware limited liability company (the “Company”), within the meaning of 6 Del. C. §18-101(12), pursuant to the Limited Liability Company Agreement of the Company dated September 9, 2022 (the “LLC Agreement”).

II. Pursuant to section 11.1.15. of the LLC Agreement, the Manager may amend the LLC Agreement without the consent of any other Members so long as the amendment does not have, and could not reasonably be expected to have, an adverse effect on the Investor Members.

III Neighborhood Ventures believes it is in the best interests of the Company that Neighborhood Management LLC, an Arizona limited liability company (“Neighborhood Management”), replace the Neighborhood Ventures as the manager of the Company.

NOW, THEREFORE, the LLC Agreement is hereby amended as follows:

1. Amendment of Section 3.1. Section 3.1. of the LLC Agreement is hereby amended and restated as follows:

Limited Liability Company Interests. The limited liability company interests of the Company shall be denominated by Twenty Million (20,000,000) “Shares,” consisting of One Million (1,000,000) “Common Shares” and Nineteen Million (19,000,000) “Investor Shares.” Neighborhood Management owns all the Common Shares while Investor Members will own all the Investor Shares.

2. Amendment of Section 5.1.1. Section 5.1.1. of the LLC Agreement is hereby amended and restated as follows:

In General. The business and affairs of the Company shall be directed, managed, and controlled by Neighborhood Management as the “manager” within the meaning of 6 Del. C. §18-101(12). In that capacity Neighborhood Management is referred to as the “Manager” in this Agreement.

3. No Other Modifications. Except as set forth in this Amendment, all other terms and conditions of the LLC Agreement remain unchanged, are in full force and effect, and are hereby reaffirmed and incorporated herein by reference.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

NEIGHBORHOOD VENTURES, INC.

By	/s/ Jamison Manwaring
Jamison Manwaring, Manager